EXHIBIT 99.1

Community West Bancshares Announces Resolution of Loan Litigation

GOLETA, Calif., June 12, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (Nasdaq:CWBC), parent company of Community West Bank (CWB), today announced that CWB reached a settlement on June 8, 2015 with Residential Funding Company, LLC ("RFC"). The settlement resolves the litigation between RFC and CWB concerning residential mortgage loans sold to RFC. The status of this case has been discussed in quarterly filings commencing with the 10-K for the year ended December 31, 2013.

Under the settlement, CWB has agreed to pay RFC $7.5 million which will fully resolve the case against the Company. "After extensive consideration of the relevant issues, including the costs involved, we believe that this settlement resolves the uncertainties inherent in complex litigation, eliminates any additional exposure and puts this issue behind us," stated Robert H. Bartlein, Chairman of CWB.

With some insurance recovery, the Company expects this settlement to reduce second quarter (after tax) net income by approximately $4.2 million and to reduce earnings per share and book value per share by $0.51. CWB's capital ratio continues to be strong and its Tier 1 leverage ratio as of March 31, 2015, adjusted for this settlement, would have been 10.97%.

"We believe that this settlement is in the best interest of shareholders and allows us to move forward and focus our efforts on the future," stated Martin E. Plourd, President and Chief Executive Officer. "We are making solid progress in building our franchise and we believe that we are well positioned in our market place to continue to grow."

This action was just one of many filed by RFC against various banks still pending in courts in New York and Minnesota.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com